Exhibit 10.32
SUMMARY SHEET
OF
2009 COMPENSATION
Director Compensation
     The compensation program for our non-employee directors currently consists of a combination of cash and equity-based awards. The cash component includes an annual retainer of $50,000 (one-half of which is subject to mandatory deferral in the form of deferred share units as described below) and an additional fee of $1,500 for each Board and committee meeting attended. In addition, our non-executive Chairman of the Board receives an annual cash retainer of $30,000 and committee chairs receive an annual cash fee of $7,500. At the end of each calendar quarter, non-employee directors are paid one-fourth of their annual retainers and committee chair annual fees and fees for attending Board and committee meetings held during the quarter.
     Each non-employee director also receives 500 deferred share units (“DSUs”) as of the date of each annual meeting of stockholders. The value of each DSU is equal to the value of a share of our common stock. The DSUs are immediately vested and subject to mandatory deferral until the director’s retirement or other termination of service from the Board. Continuing non-employee directors (including directors who are elected or re-elected) also receive restricted stock units (“RSUs”) as of the date of each annual meeting of stockholders with an initial value, based on the price of our common stock on the date of grant, equal to $100,000. The RSUs are immediately vested and subject to mandatory deferral until the later of (1) the director’s retirement or other termination of service from the Board or (2) the date that is three years after the grant date. Both the DSUs and the RSUs are settled in shares of our common stock.
     The terms and conditions of the RSU grants, as well as other equity-based awards that non-employee directors are eligible to receive, are set forth in the Stock Plan for Non-Employee Directors. Copies of this plan, amendments to this plan and the form of RSU award agreement are filed as exhibits to our periodic reports.
     The terms and conditions of the DSU grants are set forth in our Restated Deferred Compensation Plan for Non-Employee Directors. Pursuant to this plan, we require that 50% of a director’s annual retainer for Board service be deferred and credited to a deferred compensation account in the form of DSUs, the value of which account is determined by the value of our common stock, until the director owns a total of 5,000 DSUs. A copy of this plan and amendments to this plan are filed as exhibits to our periodic reports.
     We also provide non-employee directors with travel accident insurance when on Zimmer business and reimburse or pay the reasonable travel, lodging and meal expenses incurred by non-employee directors when traveling on Zimmer business.
     Changes to our non-employee director compensation program may be disclosed in future proxy statements or other periodic reports.
Named Executive Officer Compensation
     Our executive officers serve at the discretion of the Board of Directors. From time to time, the Compensation and Management Development Committee of the Board of Directors reviews and determines the salaries that are paid to our executive officers. We do not have written employment agreements with our executive officers. The following are the current base salaries for our Chief Executive Officer, our Chief Financial Officer and three other executive officers who we expect will be identified as named executive officers in the definitive proxy statement for our 2009 annual meeting of stockholders to be filed with the Securities and Exchange Commission (the “2009 Proxy Materials”). Sheryl L. Conley, former Group President, Americas and Global Marketing and Chief Marketing Officer, who was identified as a named executive officer in the definitive proxy statement for our 2008 annual meeting of stockholders and who we expect also will be identified as a named executive officer in the 2009 Proxy Materials, is no longer employed by us.

Name and Position	2009 Base Salary

David C. Dvorak		$787,500
President and Chief Executive Officer
James T. Crines		$475,300
Executive Vice President, Finance and Chief Financial Officer
Bruno A. Melzi		€414,600
Chairman, Europe, Middle East and Africa
Stephen H.L. Ooi	SGD	570,000
President, Asia Pacific
Cheryl R. Blanchard, Ph.D.		$400,800
Senior Vice President, Research and Development and Chief Scientific Officer
     During 2009, each of the executive officers identified above is also eligible to receive an annual cash incentive award, based upon a specified percentage of his or her base salary, under our Executive Performance Incentive Plan (the “Incentive Plan”) and to receive awards under our 2006 Stock Incentive Plan, as amended (the “Stock Plan”). Copies of the Incentive Plan, the Stock Plan and any future revisions of these plans are filed as exhibits to our periodic reports. The target amount under the Incentive Plan for each of these officers is 115% of base salary for Mr. Dvorak, 75% of base salary for Mr. Crines, and 65% of base salary for each of Messrs. Melzi and Ooi and Dr. Blanchard.
     The executive officers identified above are also eligible to participate in other employee benefit plans and arrangements as described in our proxy statements. For Messrs. Dvorak and Crines and Dr. Blanchard, who are based in the United States, these include a defined benefit pension plan, a supplemental pension plan, a savings and investment (401(k)) plan, a supplemental savings and investment plan and a long-term disability income plan. For Mr. Melzi, who is based in Italy, these include a defined benefit pension plan and a defined contribution plan. For Mr. Ooi, who is based in Singapore, these include our voluntary contributions to the Central Provident Fund, a country-wide defined contribution retirement plan.
     Each of these executive officers has also entered into a change in control severance agreement that provides certain severance benefits following a change in control of Zimmer and termination of the executive’s employment. Copies of those agreements or the form of those agreements are filed as exhibits to our periodic reports.